SCHEDULE 13G	Page 1 of 37

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Hertz Global Holdings, Inc.

(Name of Issuer)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

42805T 10 5

(CUSIP Number)

December 31, 2007

(Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 2 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TCG Holdings, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 51,504,902
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 51,504,902

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,504,902
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.01%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 3 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 51,504,902
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 51,504,902

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,504,902
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.01%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 4 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group IV Managing GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 51,504,902
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 51,504,902

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,504,902
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.01%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 5 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group IV, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 0
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON OO (Limited Liability Company)

SCHEDULE 13G	Page 6 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 51,504,902
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 51,504,902

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,504,902
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.01%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 7 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 49,505,538
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 49,505,538

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,505,538
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.39%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 8 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CP IV Coinvestment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,999,364
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,999,364

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,999,364
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.62%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 9 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle Offshore Partners II, Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 7,745,098
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 7,745,098

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,745,098
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.41%
12	TYPE OF REPORTING PERSON OO (Cayman Islands Exempt Company)

SCHEDULE 13G	Page 10 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TCG Holdings Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 7,745,098
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 7,745,098

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,745,098
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.41%
12	TYPE OF REPORTING PERSON PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G	Page 11 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group Cayman, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 7,745,098
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 7,745,098

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,745,098
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.41%
12	TYPE OF REPORTING PERSON PN (Cayman Islands Exempt Limited Partnership)

SCHEDULE 13G	Page 12 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CEP II Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 7,745,098
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 7,745,098

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,745,098
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.41%
12	TYPE OF REPORTING PERSON 00 (Cayman limited Company)

SCHEDULE 13G	Page 13 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CEP II GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Alberta, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 7,745,098
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 7,745,098

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,745,098
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.41%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 14 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CEP II U.S. Investments, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 7,452,823
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 7,452,823

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,452,823
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.32%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 15 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle Europe Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION England

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 292,275
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 292,275

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,275
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.09%
12	TYPE OF REPORTING PERSON PN

SCHEDULE 13G	Page 16 of 37

CUSIP No. 42805T 10 5

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CEP II Participations S.a’r.l. SICAR
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZEN OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 292,275
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 292,275

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,275
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.09%
12	TYPE OF REPORTING PERSON OO (Luxembourg Limited Liability Company)

SCHEDULE 13G	Page 17 of 37

ITEM 1.	(a)	Name of Issuer:

Hertz Global Holdings, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

225 Brae Boulevard Park Ridge, New Jersey 07656-0713

ITEM 2.	(a)	Name of Person Filing Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

TCG Holdings, L.L.C.

TC Group, L.L.C.

TC Group IV Managing GP, L.L.C.

TC Group IV, L.L.C.

TC Group IV, L.P.

Carlyle Partners IV, L.P.

CP IV Coinvestment, L.P.

Carlyle Offshore Partners II, Limited

TCG Holdings Cayman, L.P.

TC Group Cayman, L.P.

CEP II Limited

CEP II GP, L.P.

CEP II U.S. Investments, L.P.

Carlyle Europe Partners II, L.P.

CEP II Participations S.a’r.l. SICAR

	(b)	Address of Principal Business Office:

c/o The Carlyle Group 1001 Pennsylvania Ave. NW Suite 220 South Washington, D.C. 20004-2505

	(c)	Citizenship of each Reporting Person is:

TCG Holdings, L.L.C. – Delaware

TC Group, L.L.C. – Delaware

TC Group IV Managing GP, L.L.C. - Delaware

TC Group IV, L.L.C. – Delaware

TC Group IV, L.P. – Delaware

Carlyle Partners IV, L.P. – Delaware

CP IV Coinvestment, L.P. – Delaware

Carlyle Offshore Partners II, Limited – Cayman Islands

TCG Holdings Cayman, L.P. – Cayman Islands

TC Group Cayman, L.P. – Cayman Islands

CEP II Limited – Cayman Islands

CEP II GP, L.P. – Alberta, Canada

CEP II U.S. Investments, L.P. – Delaware

Carlyle Europe Partners II, L.P. – England

CEP II Participations S.a’r.l. SICAR – Luxembourg

	(d)	Title of Class of Securities:

Common Stock, Par Value $0.01 Per Share

	(e)	CUSIP Number:

42805T 10 5

ITEM 3.	Not applicable.

SCHEDULE 13G	Page 18 of 37

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented above represents beneficial ownership of shares of common stock, par value $0.001 per share of the Issuer (the “Common Stock”) on the date of filing of this Amendment No. 1 of Schedule 13G.

Ownership as of December 31, 2007, was as follows:

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
TCG Holdings, L.L.C.	51,504,902	16.01%	0	51,504,902	0	51,504,902
TC Group, L.L.C.	51,504,902	16.01%	0	51,504,902	0	51,504,902
TC Group IV, L.L.C.	51,504,902	16.01%	0	51,504,902	0	51,504,902
TC Group IV, L.P.	51,504,902	16.01%	0	51,504,902	0	51,504,902
Carlyle Partners IV, L.P.	49,505,538	15.39%	0	49,505,538	0	49,505,538
CP IV Coinvestment, L.P.	1,999,364	0.62%	0	1,999,364	0	1,999,364
Carlyle Offshore Partners II, Limited	7,745,098	2.41%	0	7,745,098	0	7,745,098
TCG Holdings Cayman, L.P.	7,745,098	2.41%	0	7,745,098	0	7,745,098
TC Group Cayman, L.P.	7,745,098	2.41%	0	7,745,098	0	7,745,098
CEP II Limited	7,745,098	2.41%	0	7,745,098	0	7,745,098
CEP II GP, L.P.	7,745,098	2.41%	0	7,745,098	0	7,745,098
CEP II U.S. Investments, L.P.	7,452,823	2.32%	0	7,452,823	0	7,452,823
Carlyle Europe Partners II, L.P.	292,275	0.09%	0	292,275	0	292,275
CEP II Participations S.a’r.l. SICAR	292,275	0.09%	0	292,275	0	292,275

Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. are the record owners of 49,505,538 shares of Common Stock and 1,999,364 shares of Common Stock, respectively. As of December 31, 2007, TC Group, L.L.C. exercised investment discretion and control over the shares of Common Stock held by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. through its subsidiaries TC Group IV, L.P., which is the sole general partner of each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P., and TC Group IV, L.L.C., which, as of December 31, 2007, was the sole general partner of TC Group IV, L.P.

As a result of an internal restructuring that occurred after December 31, 2007, TC Group IV Managing GP, L.L.C., a wholly owned subsidiary of TC Group, L.L.C., replaced TC Group IV, L.L.C. as the sole general partner of TC Group IV, L.P. Accordingly, as of the date hereof, TC Group, L.L.C. exercises investment discretion and control over the shares held by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. through its subsidiary TC Group IV, L.P., which is the sole general partner of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P., and TGC Group IV Managing GP, L.L.C., which is the sole general partner of TC Group IV, L.P.

TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. TCG Holdings, L.L.C. is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the managing board. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the members of the managing board of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

CEP II Participations S.a’r.l. SICAR and CEP II U.S. Investments, L.P. are the record owners of 292,275 shares of Common Stock and 7,452,823 shares of Common Stock, respectively. TC Group Cayman, L.P. exercises investment discretion and control over the shares held by each of CEP II Participations S.a’r.l. SICAR and CEP II U.S. Investments, L.P. through the following subsidiaries of TC Group Cayman, L.P.: (i) CEP II GP, L.P., which is the sole general partner of CEP II U.S. Investments, L.P. and Carlyle Europe Partners II, L.P., which is in turn the sole shareholder of CEP II Participations S.a’r.l. SICAR, and (ii) CEP II Limited, which is the sole general partner of CEP II GP, L.P.

TCG Holdings Cayman, L.P. is the sole general partner of TC Group Cayman, L.P. and Carlyle Offshore Partners II, Limited is the sole general partner of TCG Holdings Cayman, L.P.

On the date hereof, the beneficial ownership of the shares is as follows:

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
TCG Holdings, L.L.C.	51,504,902	16.01%	0	51,504,902	0	51,504,902
TC Group, L.L.C.	51,504,902	16.01%	0	51,504,902	0	51,504,902
TC Group IV Managing GP, L.L.C.	51,504,902	16.01%	0	51,504,902	0	51,504,902
TC Group IV, L.L.C.	0		0	0		0
TC Group IV, L.P.	51,504,902	16.01%	0	51,504,902	0	51,504,902
Carlyle Partners IV, L.P.	49,505,538	15.39%	0	49,505,538	0	49,505,538
CP IV Coinvestment, L.P.	1,999,364	0.62%	0	1,999,364	0	1,999,364
Carlyle Offshore Partners II, Limited	7,745,098	2.41%	0	7,745,098	0	7,745,098
TCG Holdings Cayman, L.P.	7,745,098	2.41%	0	7,745,098	0	7,745,098
TC Group Cayman, L.P.	7,745,098	2.41%	0	7,745,098	0	7,745,098
CEP II Limited	7,745,098	2.41%	0	7,745,098	0	7,745,098
CEP II GP, L.P.	7,745,098	2.41%	0	7,745,098	0	7,745,098
CEP II U.S. Investments, L.P.	7,452,823	2.32%	0	7,452,823	0	7,452,823
Carlyle Europe Partners II, L.P.	292,275	0.09%	0	292,275	0	292,275
CEP II Participations S.a’r.l. SICAR	292,275	0.09%	0	292,275	0	292,275

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable

ITEM 8.	Identification and Classification of Members of the Group

Each of Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.a’r.l. SICAR (collectively, the “Carlyle Funds”) is a party to an Amended and Restated Stockholders Agreement, dated as of November 20, 2006 (the “Stockholders Agreement”), among Clayton Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P. and CD&R Parallel Fund VII, L.P. (the “CD&R Funds”), ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001 and ML Hertz Co Investor, L.P. (collectively, the “ML Funds”), CMC Hertz Partners, L.P., the Carlyle Funds and Hertz Global Holdings, Inc. The Stockholders Agreement requires the parties to vote their shares of the common stock of Hertz Global Holdings, Inc. (the “Common Stock”) for directors that are designated in accordance with the provisions of the Stockholders Agreement. The Stockholders Agreement restricts the parties from selling Common Stock in certain instances and, in some negotiated transactions, requires the seller to offer each other party an opportunity to participate in the sale. In addition, the Stockholders Agreement requires the parties to vote their shares of Common Stock pursuant to the instructions of certain groups of investors with respect to certain change of control transactions. The aggregate number of shares of Common Stock beneficially owned collectively by the Carlyle Funds, the CD&R Funds, the ML Funds and CMC-Hertz Partners, L.P., based on available information, is approximately 177,764,978, which represents approximately 55.23% of the outstanding common stock of Hertz Global Holdings, Inc. The stock ownership reported for the Carlyle Funds does not include any shares owned by other parties to the Stockholders Agreement. Each of the Carlyle Funds disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Stockholders Agreement.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10.	Certification

Not applicable

SCHEDULE 13G	Page 19 of 37

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2008

TCG Holdings, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group, L.L.C.

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group IV Managing GP, L.L.C.

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 1 of 9

SCHEDULE 13G	Page 20 of 37

TC Group IV, L.L.C.

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group IV, L.P.

	By:	TC Group IV Managing GP,
L.L.C., as its Managing Member

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 2 of 9

SCHEDULE 13G	Page 21 of 37

Carlyle Partners IV, L.P.

	By:	TC Group IV, L.P., as its
General Partner

	By:	TC Group IV Managing GP,
L.L.C., as its Managing Member

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 3 of 9

SCHEDULE 13G	Page 22 of 37

CP IV Coinvestment, L.P.

	By:	TC Group IV, L.P., as its
General Partner

	By:	TC Group IV Managing GP,
L.L.C., as its Managing Member

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Carlyle Offshore Partners II, Limited

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TCG Holdings Cayman, L.P.

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 4 of 9

SCHEDULE 13G	Page 23 of 37

TC Group Cayman, L.P.

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CEP II Limited

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 5 of 9

SCHEDULE 13G	Page 24 of 37

CEP II GP, L.P.

	By:	CEP II Limited, as its General
Partner

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 6 of 9

SCHEDULE 13G	Page 25 of 37

CEP II U.S. Investments, L.P.

	By:	CEP II GP, L.P., as its General
Partner

	By:	CEP II Limited, as its General
Partner

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 7 of 9

SCHEDULE 13G	Page 26 of 37

Carlyle Europe Partners II, L.P.

	By:	CEP II GP, L.P., as its
General Partner

	By:	CEP II Limited, as its
General Partner

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as its
General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 8 of 9

SCHEDULE 13G	Page 27 of 37

CEP II Participations S.a’r.l. SICAR

	By:	Carlyle Europe Partners II, L.P.,
as its sole shareholder

	By:	CEP II GP, L.P., as its General
Partner

	By:	CEP II Limited, as its General
Partner

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 9 of 9

SCHEDULE 13G	Page 28 of 37

Exhibit A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them, par value $0.01 per share, of Hertz Global Holdings, Inc., a Delaware corporation. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

[Remainder of this page has been left intentionally blank.]

SCHEDULE 13G	Page 29 of 37

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 14th day of February, 2008.

TCG Holdings, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group, L.L.C.

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group IV Managing GP, L.L.C.

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 1 of 9

SCHEDULE 13G	Page 30 of 37

TC Group IV, L.L.C.

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC Group IV, L.P.

	By:	TC Group IV Managing GP,
L.L.C., as its Managing Member

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 2 of 9

SCHEDULE 13G	Page 31 of 37

Carlyle Partners IV, L.P.

	By:	TC Group IV, L.P., as its
General Partner

	By:	TC Group IV Managing GP,
L.L.C., as its Managing Member

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 3 of 9

SCHEDULE 13G	Page 32 of 37

CP IV Coinvestment, L.P.

	By:	TC Group IV, L.P., as its
General Partner

	By:	TC Group IV Managing GP,
L.L.C., as its Managing Member

	By:	TC Group, L.L.C., as its
Managing Member

	By:	TCG Holdings, L.L.C., as its
Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Carlyle Offshore Partners II, Limited

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TCG Holdings Cayman, L.P.

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 4 of 9

SCHEDULE 13G	Page 33 of 37

TC Group Cayman, L.P.

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CEP II Limited

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 5 of 9

SCHEDULE 13G	Page 34 of 37

CEP II GP, L.P.

	By:	CEP II Limited, as its General
Partner

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 6 of 9

SCHEDULE 13G	Page 35 of 37

CEP II U.S. Investments, L.P.

	By:	CEP II GP, L.P., as its General
Partner

	By:	CEP II Limited, as its General
Partner

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 7 of 9

SCHEDULE 13G	Page 36 of 37

Carlyle Europe Partners II, L.P.

	By:	CEP II GP, L.P., as its
General Partner

	By:	CEP II Limited, as its
General Partner

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 8 of 9

SCHEDULE 13G	Page 37 of 37

CEP II Participations S.a’r.l. SICAR

	By:	Carlyle Europe Partners II, L.P.,
as its sole shareholder

	By:	CEP II GP, L.P., as its General
Partner

	By:	CEP II Limited, as its General
Partner

	By:	TC Group Cayman, L.P., as its
Sole Shareholder

	By:	TCG Holdings Cayman, L.P., as
its General Partner

	By:	Carlyle Offshore Partners II,
Limited, as its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 9 of 9